                                                                     EXHIBIT 4.3

DATED: NOVEMBER 5, 1996

                        CONFIDENTIAL OFFERING MEMORANDUM

                           HANOVER COMPRESSOR COMPANY

             Up to 10,870 shares. of Common Stock, $.001 par value
                                $2,300 PER SHARE
                       MINIMUM INVESTMENT OF FOUR SHARES
================================================================================

     Hanover Compressor Company, a Delaware corporation (the "Company"), is offering to sell up to 10,870 shares (the "Shares") of its common stock, $.001 par value (the "Common Stock"). The Shares are being offered only to certain existing stockholders of the Company who meet certain suitability standards. See "The Offering."

     To date, there has been no public market for the Common Stock, and no such public market is anticipated to exist in the foreseeable future. See "Determination of Offering Price" for a discussion of the factors considered in determining the offering price of the Shares.

             THESE SECURITIES INVOLVE A SIGNIFICANT DEGREE OF RISK.

     See "Risk Factors" herein and in the accompanying draft Registration Statement for a discussion of certain factors that should be considered. in evaluating an investment in the Shares.

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS
        THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                OFFERING MEMORANDUM. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

     The offering price per share of $2,300 (the "Offering Price") is payable in cash upon subscription. The minimum purchase by an investor is four (4) shares (for a total of $9,200) and the maximum aggregate purchase by all investors is 10,870 shares (for a total of $25,001,000). See "The Offering."

THIS OFFERING MEMORANDUM CONSTITUTES AN OFFER ONLY IF A NAME APPEARS IN THE SPACE BELOW MARKED "NAME OF OFFEREE" AND CONSTITUTES AN OFFER ONLY TO SUCH NAMED OFFEREE.

===============================================================================

Name of Offeree: ______________________ Memorandum Number: ____________________

                             --------------------

     THIS MEMORANDUM IS SUBMITTED IN CONNECTION WITH THE OFFERING OF THE SHARES PURSUANT TO SECTION 4(2) OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND/OR REGULATION D PROMULGATED PURSUANT THERETO AND PURSUANT TO AVAILABLE EXEMPTIONS UNDER STATE SECURITIES LAWS, AND MAY NOT BE REPRODUCED OR USED FOR ANY OTHER PURPOSE. ANY ACTION CONTRARY TO THESE RESTRICTIONS MAY INVOLVE A VIOLATION OF CERTAIN FEDERAL OR STATE SECURITIES LAWS.

                              ------------------

     THE COMPANY HAS AGREED TO MAKE AVAILABLE, PRIOR TO THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREIN, TO EACH OFFEREE OF SHARES OR HIS REPRESENTATIVE(S) OR BOTH, THE OPPORTUNITY TO ASK QUESTIONS OF, AND RECEIVE ANSWERS FROM IT OR ANY PERSON ACTING ON ITS BEHALF CONCERNING THE TERMS AND CONDITIONS OF THIS OFFERING, AND TO OBTAIN ANY ADDITIONAL INFORMATION, TO THE EXTENT IT POSSESSES SUCH INFORMATION OR CAN ACQUIRE IT WITHOUT UNREASONABLE EFFORT OR EXPENSE, NECESSARY TO VERIFY THE ACCURACY OF THE INFORMATION SET FORTH HEREIN.

                              ------------------

     PROSPECTIVE INVESTORS ARE NOT TO CONSTRUE THE CONTENTS OF THIS MEMORANDUM OR ANY PRIOR OR SUBSEQUENT COMMUNICATION FROM THE COMPANY, ITS AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES OR ANY PROFESSIONAL ASSOCIATED WITH THIS OFFERING AS LEGAL OR TAX ADVICE. EACH INVESTOR SHOULD CONSULT HIS OWN PERSONAL COUNSEL, ACCOUNTANT AND OTHER ADVISERS AS TO LEGAL, TAX, ECONOMIC AND RELATED MATTERS CONCERNING THE INVESTMENT DESCRIBED HEREIN AND ITS SUITABILITY FOR HIM.

                              ------------------

     NO DISTRIBUTION OF THIS MEMORANDUM IN WHOLE OR IN PART, OR THE DISCLOSURE OF ANY OF ITS CONTENTS, IS PERMITTED UNLESS AUTHORIZED. EXCEPT FOR INFORMATION CONTAINED HEREIN OR AUTHORIZED BY THE COMPANY, NO OFFERING LITERATURE OR ADVERTISING IN WHATEVER FORM SHALL BE EMPLOYED IN THE OFFERING OF THE SHARES. NO PERSON HAS BEEN AUTHORIZED TO MAKE REPRESENTATIONS, OR GIVE ANY INFORMATION, WITH RESPECT TO THE SHARES, EXCEPT THE INFORMATION CONTAINED HEREIN.

                              ------------------

     INVESTMENT IN THE SHARES IS SUITABLE ONLY FOR INVESTORS WHO MEET THE SUITABILITY STANDARDS DESCRIBED UNDER "THE OFFERING - SUITABILITY."

     THIS MEMORANDUM DOES NOT CONSTITUTE AN OFFER OR SOLICITATION TO ANYONE IN ANY STATE OR IN ANY OTHER JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED.

                              ------------------

     THE COMPANY WILL NOT BE REQUIRED TO DELIVER AN ANNUAL REPORT TO STOCKHOLDERS PURSUANT TO THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. HOWEVER, THE COMPANY INTENDS TO FURNISH ITS STOCKHOLDERS WITH A COPY OF THE COMPANY'S AUDITED FINANCIAL STATEMENTS ON AN ANNUAL BASIS.

                              ------------------

     THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE INCLUDING, WITHOUT LIMITATION, THE PROVISIONS OF ONE OR MORE STOCKHOLDER AGREEMENTS BETWEEN THE PURCHASER AND THE COMPANY, AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM AND IN ACCORDANCE WITH SUCH AGREEMENTS. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

FOR TEXAS RESIDENTS ONLY:

     THE SHARES HAVE NOT BEEN REGISTERED UNDER THE TEXAS SECURITIES ACT, AS AMENDED (TM "TEXAS ACT"), AND ARE OFFERED AND SOLD PURSUANT TO AN EXEMPTION THEREFROM. THE SHARES CANNOT BE SOLD OR TRANSFERRED EXCEPT IN A TRANSACTION WHICH IS EXEMPT UNDER THE TEXAS ACT, OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE TEXAS ACT OR IN A TRANSACTION WHICH IS OTHERWISE IN COMPLIANCE WITH THE TEXAS ACT.

                        CONFIDENTIAL OFFERING MEMORANDUM
                           HANOVER COMPRESSOR COMPANY

                               TABLE OF CONTENTS
                               -----------------

                                                                PAGE
                                                                ----
BACKGROUND OF THE OFFERING.....................................   1
THE OFFERING...................................................   2
RISK FACTORS...................................................   4
DETERMINATION OF OFFERING PRICE................................   5
PLAN OF OFFERING...............................................   5
DILUTION.......................................................   6
CAPITALIZATION.................................................   7
RECENT DEVELOPMENTS............................................   9
ADDITIONAL INFORMATION.........................................  10

Exhibit A - Draft dated August 5, 1996 of the Company's Registration Statement on Form S-1

Exhibit B - Letter Dated August 13, 1996 from Goldman, Sachs & Co. to the
            Company Together With a Subsequent Analysis Subscription Agreement

Exhibit C - Subscription Agreement

                           BACKGROUND OF THE OFFERING

     The Company contemplated offering shares of its Common Stock in an initial public offering (the "IPO") this past summer. In connection with the IPO, which was ultimately postponed for the reasons described below, the Company prepared a draft registration statement on Form S-I dated August 5, 1996 (the
"Registration Statement"), which was prepared but not filed with the Securities and Exchange Commission (the "SEC") under the Securities Act. A copy of the most recent draft of the Registration Statement is attached hereto as Exhibit A and you are urged to review the following specific sections thereof. "The Company", "Summary Historical and Pro Forma Financial and Operating Information", "Risk Factors", "Dividend Policy", "Selected Financial Information", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Business", "Management", "Certain Transactions", "Principal and Selling Stockholders", "Description of Capital Stock", and the "Company's Consolidated Financial Statements for the three years ended December 31, 1995", To the extent information in this Offering Memorandum conflicts with information set forth in the Registration Statement, the information in this Offering Memorandum shall govern.

     In anticipation of the IPO, the Company interviewed several underwriting firms and ultimately selected Goldman, Sachs & Co., CS First Boston and Salomon Brothers Inc as the underwriters for the IPO (collectively, the "Underwriters"). In presenting their initial indications of value to the Company in June 1996, each of the Underwriters estimated that the fully distributed net common equity value was in the range of $425 million to $450 million and that the price to the public in the IPO for the Company's Common Stock would be in the range of $2,753-$3,096 per share without regard to a 10% IPO discount.

     The Company, the Underwriters and their advisers began drafting the Registration Statement and anticipated filing the Registration Statement with the SEC by the end of July or early August. During this period, conditions in the stock market in general and in the IPO market in particular became unstable. The Underwriters, having conducted further due diligence, focused on the market conditions, the Company's capital structure and projected net income (calculated in accordance with generally accepted accounting principles ("GAAP")), and comparisons to comparable companies, did not believe that the market would support a value consistent with their original estimates. Thus, they significantly reduced their estimate of the fully distributed net common equity value to be in the range of $322 million to $361 million or $2,212-$2,473 per share without regard to a 15% IPO discount.

     By letter dated August 13, 1996 (the "August Letter"), Robert B. Tudor, III, of Goldman, Sachs & Co., the lead Underwriter, set forth various reasons which the Underwriters' believed justified delaying the IPO. A copy of the August Letter is attached hereto as Exhibit B together with an analysis provided subsequently by Goldman, Sachs & Co. As a result of the Underwriters' reduced estimation of the fully distributed net common equity value and increased IPO discount to levels which were unsatisfactory to the Company, the Company decided to abandon the IPO and to pursue instead the offering described herein to existing stockholders of the Company who meet certain suitability standards (the "Offering"). The Offering is being made by the Company in reliance on exemptions from the registration requirements found in Section 4(2) of the Securities Act and/or Regulation D promulgated pursuant thereto. The Company currently intends to use the proceeds of the Offering either to repay indebtedness and/or for general corporate purposes, including working capital.

     In spite of the reduction in the Underwriters' estimation of the fully distributed net common equity value of the Company's Common Stock, the Company believes that each Share being offered in this Offering has a value of at least $2,300 per Share, which value is within the range originally presented by the Underwriters. See "Determination of the Offering Price." Accordingly, the Company now desires to offer an aggregate of 10,870 Shares at an Offering Price of $2,300 to existing stockholders of the Company who meet certain suitability standards.

     Hanover Compressor Company is a corporation organized under the laws of the State of Delaware. The principal executive office of the Company is located at 12001 North Houston Rosslyn, Houston, Texas 77086, and the Company's telephone number is 713/447-8787.

                                  THE OFFERING

     Prospective purchasers of Shares should carefully consider the factors set forth under "Risk Factors" herein and in the accompanying Registration Statement.

THE OFFERING

Shares of Common Stock offered:                 Up to 10,870

Shares of Common Stock to be outstanding        141,032.93 (maximum), including 198.40 shares
 after the Offering:                            held by the Company as treasury shares

Use of Proceeds:                                Repayment of indebtedness and/or general
                                                corporate purposes, including working capital

GENERAL

     Subject to adjustment for over-subscription, each offeree may subscribe to purchase for cash as many of the Shares as such offeree may desire, subject to a minimum subscription for four (4) Shares. The maximum aggregate number of Shares which may be subscribed for pursuant to this Offering is 10,870. If the offerees subscribe for more than such number of Shares, each offeree's subscription will be reduced proportionately based on the relationship between the number of Shares subscribed for by such offeree and the aggregate number of Shares subscribed for by all offerees. For information regarding the method of subscribing for Shares, see "Plan of Offering" and the Subscription Agreement attached hereto as Exhibit C (the "Subscription Agreement").

     This Offering is being made only to existing stockholders of the Company who meet certain suitability standards described below. To the extent the Shares being offered in this Offering are purchased by a stockholder of the Company who is currently a party to one or more stockholders' agreements with the Company, such Shares will be subject to the terms of such agreements including, without limitation, the restrictions on transferability set forth therein.

     The Company reserves the right to withdraw this Offering and return all subscriptions or modify this Offering at any time on or before the Termination Date. Subscriptions for Shares may be accepted or rejected by the Company in its sole discretion. All cash received by the Company in respect of subscriptions for the Shares (the "Funds") shall be promptly deposited in an interest bearing, segregated account and such Funds may be invested in treasury bills or other short-term investment grade securities, as determined in the sole and absolute discretion of the Company. Funds deposited in the segregated account may not be withdrawn by subscribers. The deposit of Funds in such account does not constitute acceptance by the Company of all or any portion of any offeree's subscription. If acceptable subscriptions for a minimum aggregate of at least 8,153 Shares are not received by the Company on or before November 25, 1996 or such later date as the Company in its sole discretion may determine without consent of or notice to the offerees, but in no event later than January 31, 1997 (the "Termination Date"), or in the event all conditions have not been satisfied in full prior to the Termination Date or the Company in its sole discretion and without the consent of or notice to the offerees, terminates this Offering, this Offering will be terminated and all Funds will be returned to subscribing offerees with a "r = share of interest earned thereon, if any, calculated on the basis of the amount of Funds invested by each subscribing offeree and the length of time such Funds were on deposit. See "Plan of Offering."

SUITABILITY

     Investment in the Shares offered hereby involves a significant degree of risk. See "Risk Factors" herein and in the Registration Statement. This Offering is a private offering made only by delivery of a copy of this Offering Memorandum (together with all Exhibits hereto) to the existing stockholder of the Company whose name appears hereon. The Shares have not been registered under the Securities Act, or any applicable state securities laws. The Shares are being offered pursuant to one or more exemptions from the registration requirements of the Securities Act, including the exemption afforded by Section 4(2) thereof and/or Regulation D promulgated thereunder, and pursuant to available exemptions under state securities laws, only to certain existing stockholders of the Company for investment purposes only. Each person who subscribes for Shares and whose subscription is accepted by the Company (each an "Investor," collectively, the "Investors") will be required to represent that he is an "accredited investor" as such term is defined in Rule 501 promulgated pursuant to the Securities Act and that he is acquiring the Shares for his own account, for investment, and without any intention of making a distribution or resale thereof, either in whole or in part. The Shares may not be resold or transferred except in accordance with the provisions of the Securities Act, the rules and regulations thereunder, and any applicable state securities laws. As a result of the foregoing, investment in the Shares is suitable only for persons who have adequate financial means separate and apart from their investment in the Shares, who have no need for liquidity with respect to such investment, and who can withstand the loss of their entire investment in the Shares.

     Offerees who desire to subscribe for Shares should read and discuss with their advisors this Offering Memorandum (together with all Exhibits hereto), the Subscription Agreement, and the other documents relative to the foregoing regarding the appropriateness of an investment in the Shares. The desirability of an investment in the Common Stock depends upon a number of factors including, among others, (i) the factors set forth under the caption "Risk Factors" herein and in the Registration Statement, (H) the nature of the Company's business,
(iii) the possibility of a decline in value of the Common Stock, (iv) the various restrictions on transferability of the Common Stock and the possible continued illiquidity of the investment, (v) the desirability to the offeree of a long-term investment, (vi) the likelihood that the Company will not pay dividends on the Common Stock in the foreseeable future and the likelihood of restrictions imposed on the Company's ability to pay dividends under the terms of the agreements governing the Company's senior secured indebtedness and the Series A and Series B Preferred Stock (as defined in the Registration Statement), (vii) the control of the Company by its principal stockholders,
(viii) the relationship between such offeree's investment and such offeree's net worth, and (ix) other relevant personal circumstances of each offeree.

                                  RISK FACTORS

     Investors should consider the specific risk factors set forth below and in the accompanying Registration Statement as well as the other information set forth in this Offering Memorandum and the accompanying Registration Statement. Neither the following risk factors nor those set forth in the accompanying Registration Statement is an exhaustive list of all of the potential risks associated with an investment in the Shares.

RESTRICTIONS IMPOSED BY THE TERMS OF THE COMPANY'S INDEBTEDNESS; EFFECT OF
DEFAULT

     The terms of the Company's existing credit agreement dated December 19, 1995 (the "Bank Credit Agreement") among the Company, Chemical Bank, as agent, and the other banks party thereto and the loan agreement dated as of December 19, 1995 (the "JEDI Loan Agreement") among the Company, Joint Energy Development Investments Limited Partnership ("JEW) as agent and the financial institutions named therein impose a variety of restrictions on the Company's operations, including, without limitation, limiting the Company's ability to incur additional indebtedness, grant or suffer liens or other encumbrances on its property, make investments, loans or advances except under certain enumerated circumstances, make capital expenditures above specified levels, enter into sale/leaseback arrangements as a seller/lessee, dispose of its assets or extend guarantees. Such restrictions may limit the Company's ability to exploit fully certain business opportunities. In addition, under the terms of the Bank Credit Agreement and the JEDI Loan Agreement, the Company may not declare or pay any dividend on or make any payment for the purchase, redemption or acquisition of any shares of Common Stock other than repurchases of Common Stock from employees of the Company which do not exceed a cumulative aggregate of $2,500,000. In addition, the failure of the Company to maintain certain financial ratios may cause the Company to be in default under the agreements governing its indebtedness and such default, if uncured, may ultimately entitle its creditors to foreclose on all of the assets of the Company.

LIMITED PREEMPTIVE RIGHTS

     Although Delaware law does not generally provide for preemptive rights, Astra Resources has a preemptive right to subscribe for shares of Common Stock sufficient for it to maintain ownership of at least 20% of the outstanding Common Stock subject to a specified threshold, which right will apply to this Offering. See "Certain Transactions - Stockholders'

Agreements - JEDI Stockholders' Agreement" and "- Astra Stockholders' Agreement" in the Registration Statement. Furthermore, in connection with the Offering, the Basic Stockholders' Agreement (as defined in the Registration Statement) has been amended to provide that the pre-emptive rights set forth therein are not available where the Company, in its sole discretion, determines that they would prevent it from relying upon any exemption from the registration requirements of the Securities Act in connection with an offering of securities. Not all parties to the Basic Stockholders' Agreement meet the suitability standards of the exemption(s) upon which the Company intends to rely in connection with this Offering. Accordingly, the pre-emptive rights set forth in the Basic Stockholders' Agreement do not apply to this Offering.

NO PUBLIC MARKET FOR COMMON STOCK; RESTRICTION ON TRANSFERABILITY

     Each subscribing offeree will be required to represent that he is purchasing the Shares for investment purposes for his own account and not with a view towards resale or distribution. Additionally, each potential investor in this Offering is currently a stockholder of the Company and, as such, is a party to one or more stockholders' agreements with the Company, which agreements contain certain transferability restrictions which will apply to Shares purchased in this Offering. Furthermore, there is currently no public market for the Shares. Thus, any potential investor must be able and willing to bear the risk of his investment for an indefinite period.

DILUTION

     Assuming all of the Shares are issued, the value of the Shares purchased pursuant to this Offering will be subject to immediate dilution in the net tangible book value of $961 per Share from the adjusted net tangible book value as of August 31, 1996.

                        DETERMINATION OF OFFERING PRICE

     The Offering Price of $2,300 per Share was determined solely by the Company's Board of Directors based on a number of factors, including the Underwriters' original estimation of the fully distributed net common equity value of the Company in connection with the abandoned IPO and a comparison of the Company's 1994 and 1995 financial performance to the financial performance and corresponding per share market multiples of a select group of public companies involved in the natural gas compressor leasing and fabrication and energy services industries. By virtue of the nature of this Offering, the Offering Price was not determined pursuant to arm's length negotiations with a third party, and there can be no assurance that such price is indicative of the fair market value of the Shares.

                                PLAN OF OFFERING

     The minimum purchase per subscribing offeree is four (4) Shares for a minimum aggregate purchase price of $9,200. The minimum aggregate purchase for all Investors is 8,153 Shares for a minimum aggregate purchase price of $18,751,900. The Company reserves the right (i) to reject any subscription for any reason and (ii) to make non-material modifications to or terminate this Offering at any time for any reason.

     Each offeree who desires to subscribe for Shares must on or before November 25, 1996, execute and return* to the Company, % Curtis Bedrich, one copy and one extra signature page of the Subscription Agreement included herewith (including Schedule A attached thereto), together with a certified or cashier's check in an amount equal to the product of (i) the number of Shares subscribed for and (ii) $2,300.

     All Funds received by the Company shall be promptly deposited in an interest bearing, segregated account and such Funds may be invested in treasury bills or other short-term investment grade securities, as determined in the sole and absolute discretion of the Company. If acceptable subscriptions for a minimum of 8,153 Shares are not received by the Company on or before November 25, 1996 or such later date as the Company in its sole discretion may determine without consent of or notice to the offerees, but in no event later than the Termination Date, or in the event all conditions have not been satisfied in full prior to the Termination Date or the Company in its sole discretion and without the consent of or notice to the offerees, terminates this Offering, this Offering will be terminated and all Funds will be returned to subscribing offerees with a pro rata share of interest earned thereon, if any, calculated on the basis of the amount of Funds invested by each subscribing offeree and the length of time such Funds were on deposit.

                                    DILUTION

     As of August 31, 1996, the Company had adjusted net tangible book value (defined as total stockholders' equity less goodwill) of $163,577,772, or $1,259 per share of Common Stock,. Adjusted net tangible book value per share of Common Stock is determined by dividing the actual net tangible book value by the number of shares of its Common Stock and treating all such Common Stock as having been issued for cash which would have been outstanding as of December 31, 1995. After giving effect to the sale of the Shares and the application by the Company of the estimated net proceeds therefrom as described in "Use of Proceeds" in the Registration Statement, the pro forma net tangible book value of the Company as of August 31, 1996 would have been $188,578,772, or $1,339 per share of Common Stock. This value represents an immediate increase in the adjusted net tangible book value of $80 per share of Common Stock to the current stockholders and an immediate dilution in net tangible book value of $961 per Share to purchasers of the Shares. Dilution per share is determined by subtracting the pro forma adjusted net tangible book value per share of Common Stock after the completion of this Offering from the per share price paid by purchasers of the Shares. The following table illustrates this per share dilution:

Price per share pursuant to this Offering.......................................           $2,300
   Adjusted net tangible book value per share of August 31, 1996................           $1,259
   Increase in adjusted net tangible book value per share attributable to the
    Offering....................................................................           $   80

Pro forma adjusted net tangible book value per share after this Offering........           $1,339
Dilution per share to purchasers of the Shares..................................           $  961

------------
(1) Assumes that all of the Sham are subscribed for and excludes shares of Common Stock reserved for issuance pursuant to options which have previously been granted to certain members of management. To the extent such options are exercised, the value of Shams purchased by Investors will be subject to further dilution. See "Capitalization" herein.

     The following table sets forth as of August 31, 1996 (calculated on the same basis as the preceding paragraph and rounded for purposes of this presentation) the number of shares of Common Stock purchased from the Company, the value of the total consideration received, the average price per share paid by the existing stockholders of the Company and the price per Share to be paid by purchasers:

                                   Shares Purchased         Total Consideration
                                  -------------------   ----------------------------   Avg. Price
                                   Number        %            Amount            $      Per Share
                                  ---------   -------   ------------------   -------   ----------
Existing stockholders..........    129,964     92.28    $144,232,693.80(1)     84.80    $1,072.99
Investors......................     10.870      7.72    $ 25,001,000.00        15.20     2,300.00
                                  (maximum)
Total..........................    140,834    100.00    $169,233,693.80(1)    100.00    $1,167.69

------------
(1) Unaudited information based on records readily available to the Company and certain stockholders.

                                 CAPITALIZATION

     The following table sets forth the total capitalization of the Company as of August 31, 1996 and as adjusted to reflect the consummation of this Offering (assuming all 10,870 Shares are subscribed for) after the anticipated application of the estimated net proceeds therefrom.

                                                                                                As Adjusted for the
                                                                          Actual                     Offering
                                                                 ------------------------       --------------------
Current installments of long-term debt........................               $    314,974                      $314.974
Long-term debt, less current positions........................                 88,017,622                    63,016,622
Stockholders' Equity:.........................................
     Undesignated Preferred Stock, $.01 par value, 135,000
      shares authorized, 0 shares issued and outstanding......                          -                             -
     Series A Preferred Stock $.01 par value, 50,000 shares
      authorized, 23,002 issued and outstanding...............                        230                           230
     Series B Preferred Stock, $.01 par value, 15,000 shares
      authorized, 10,637 issued and outstanding...............                        106                           106
     Common Stock, $.001 par value, 200,000 shares
      authorized, 130,162.93 issued and outstanding,
      141,032.93 issued and outstanding after the Offering....                        130                           130

Additional paid-in capital....................................                166,305,108                   191,306,097
Retained earnings.............................................                 13,265,812                    13,265,812
Less:
     Notes receivable from officers and employees for
      purchase of Common Stock................................                  6,789,234                     6,789,234
     198.40 Treasury shares, at cost..........................                    218,240                       218,240
     Net stockholders' equity.................................                172,563,912                   197,564,912
     Total capitalization.....................................                260,896,508                   260,896,508

--------
(1) Includes 198.40 treasury shares, but excludes an aggregate of 15,190.97 shares of Common Stock subject to options previously granted to executive officers and other members of management of the Company pursuant to the 1992 Stock Plan, the 1993 Option Plan, the Senior Executive Plan, the 1995 Management Option Plan, the 1995 Employee Option Plan, the Incentive Option Plan and the 1996 Employee Stock Option Plan.

                              RECENT DEVELOPMENTS

Redemption of Series B Preferred Stock

     The Company is currently in the process of negotiating with representatives of JEDI the terms upon which all of the shares of Series B Preferred Stock held by JEDI will be converted earlier than currently permitted and in accordance with the terms of the conversion formula set forth in the applicable Certificate of Designations. In addition, the Company has agreed to pay JEDI approximately $1.4 million as an early conversion payment. The early conversion is anticipated to close simultaneously with the consummation of this Offering.

AMENDMENT OF FOREIGN INVESTMENT COVENANTS

     Both the Bank Credit Agreement and the JEDI Loan Agreement currently restrict the amount of the Company's investments in foreign countries to an aggregate of 30% of the Company's consolidated net worth and further prohibit the Company from investing more than 15% in any one country. Absent amendment of these covenants, after December 31, 1996, the individual country limit will be reduced to 10% of the Company's consolidated net worth. At the present time, the Company currently has approximately $20 million of its consolidated net worth invested in Argentina and $30 million invested in other countries. In anticipation of the increasing demand for the Company's compression services in foreign countries, the Company plans to seek to amend and anticipates receiving approval from each of Chemical Bank and JEDI to amend the foreign investment covenants of each of the Bank Credit Agreement and the JEDI Loan Agreement. In the event the Company is not able to amend such agreements, its ability to pursue further investment opportunities in foreign countries will be severely restrained absent the availability of non-recourse financing for its foreign investments. In the event the Company sells the maximum number of Shares being offered hereunder in this Offering, it anticipates having approximately 27% of its consolidated net worth available for investment in foreign countries.

ELIMINATION OF VOTING TRUST

     In anticipation of an initial public offering of the Company's Common Stock at some future time, the Company's Board of Directors has agreed to terminate the voting trust agreement dated October 13, 1995. This termination is currently expected to be effective concurrently with the closing of this Offering.

AMENDMENT OF STOCKHOLDERS' AGREEMENTS

     In anticipation of an initial public offering of the Company's Common Stock at some future time, the Company's Board of Directors and the parties to the stockholders' agreements have orally agreed to terminate the director voting provisions set forth in each of the stockholders' agreements among stockholders of the Company. Such termination will be effective concurrently with the closing of this Offering.

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

OTHER TRANSACTIONS

     The Company is engaged in ongoing evaluations of and discussions with third parties regarding possible transactions and plans to continue to do so. Transactions currently being contemplated include sale/leasebacks, acquisitions of other compressor companies for cash and Company stock and joint ventures in Europe and Central and South America. The Company currently has no definitive agreements with respect to any such transactions.

                             ADDITIONAL INFORMATION

     The Company intends annually to supply its stockholders with a copy of its audited financial statements.

     The Company will answer all inquiries from prospective investors or their representatives relating to the Offering and will afford prospective investors and their representatives the opportunity to obtain any additional information (to the extent that the Company possesses such information or can acquire it without unreasonable effort or expense) necessary to verify the accuracy of the information set forth in this Offering Memorandum.

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